EXHIBIT 2.2
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                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT made this 1st day of March 2004 by and between Electric Transportation Company, LLC, a California limited liability company, P.O. Box 50244, Santa Barbara, CA 93150, Tax ID #77-0441063 (seller), and ZAP, a California corporation, located at 501 Fourth Street, Santa Rosa, California (Purchaser).

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1. Seller shall sell/and or assign and Purchaser shall purchase, free and clear of all liens, encumbrances and liability: I. Inventory: Electric scooters, electric bikes, and electric bike kits, II. Various fixed assets, III.Intellectual Property, including patents, trademarks, website domains, dealer lists, suppliers, etc. (hereinafter collectively "Assets").

2a. Purchaser shall pay the Seller as the purchase price for the foregoing the sum of $250,000 ($230,000 for inventory items and $20,000 for the fixed assets). The total purchase price shall be payable in preferred stock and warrants at closing.

2b. It is understood that the preferred converts to common ZAPZ stock in 12 months at the option of the Seller. It is agreed that 100,000 B priced warrants (priced at $1.07/share) will be granted to the Seller in addition to the preferred stock.

3. Seller shall sell, assign, transfer, and convey to Purchaser the Assets, free of all liabilities. In order to assure such transfer free of liabilities, Seller has disclosed to Buyer and Buyer acknowledges Seller's intentions to file with the U.S. Bankruptcy Court located in Santa Barbara County, California under Chapter 11 of the Bankruptcy Code. Seller's Chapter 11 plan of reorganization will provide for the consummation of this Asset Purchase Agreement on the noted closing date pursuant to an order of the Bankruptcy Court.

4. All Assets included in the sale shall be in good working condition at the time of sale. Purchaser shall accept the Assets "as is" without warranty as to their condition and operation. Seller shall provide Buyer with documentation relating to intellectual Property ("IP") assets without further warranty as to what further actions, if any, shall be required to prosecute or protect such IP assets.

5. The actions to be taken by the parties hereto to close the transaction as provided shall take place or before March 31, 2004 at the office of ZAP at 501 Fourth Street, Santa Rosa, CA 95041 hereinafter referred to as the ("Closing
Date). At the closing, Seller shall deliver to Purchaser possession of the Assets, and good and sufficient instruments of transfer, conveying and transferring the Assets to Purchaser. Such delivery shall be made against payment and delivery to the Seller of as the price as set forth herein above. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the Assets.

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6. Seller covenants, warrants and represents:

(a) Seller is not presently involved in any activity or any outstanding dispute with any taxing authority as to the amount of any property taxes due, nor has Seller received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b) Seller is the owner of and has good and marketable title to all of the Assets enumerated.

(c) Seller shall indemnify and hold harmless Purchaser from any and all claims of its creditors and such Assets shall transfer to Purchaser, free and clear of all liens and encumbrances.

(d) Seller is an accredited investor.

(e) Seller is the owner and will assign all patents and trademarks to Purchaser.

(f) Seller will assign all patents, trademarks and domain to Purchaser.

(g) Seller will provide Purchaser with list of dealers, and suppliers.

7. Seller hereby assumes all risk of loss, damage or destruction resulting from fire or other casualty to the time of transfer of Assets and Closing.

8. This Agreement shall be binding upon the personal representatives, successors and assignees of the parties, subject to final approval by the Board of Directors of the Purchaser and the approval of the U.S. Bankruptcy Court per
Section 3 above. This Agreement and any accompanying instruments and documents include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

9. All covenants, warranties and representations herein shall survive this Agreement and the Closing Date.

10. This Agreement shall be governed in all respects by the laws of the State of California.

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                               SCHEDULE A--ASSETS

Item 1.                                                  V.I.N. or Serial Number

Whiz Bang Scooters

ETC Bicycles

ETC Bicycle Kits





II. Fixed assets: forklift, desk, and computers

III. Intellectual Property, Patents, Trademarks, Web domains, Dealer Lists, Suppliers






IN WITNESS WHEREOF, the parties hereto have set their set hands and seals, the date and place first above written.

Seller:

Electric Transportation Company,

A California limited Liability Company

/s/ Warren E. Dennis       Date 03/16/2004
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    Warren E. Dennis,Manager

Purchaser:

ZAP, a California corporation

/s/ Steve Schneider        Date 03/16/2004
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    Steve Schneider, CEO